Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

Carpenter Appoints Damon Audia as Chief Financial Officer

New Senior VP Brings Deep Operational Finance Experience to Carpenter Technology

WYOMISSING, Pa. (October 16, 2015) — Carpenter Technology Corporation (NYSE:CRS) announced today that Damon Audia has been named Senior Vice President & Chief Financial Officer (CFO), effective Monday, October 19. Tim Lain, who served as acting CFO following Tony R. Thene’s appointment as President & CEO in July, will resume his position as Vice President, Controller & Chief Accounting Officer.

Damon brings to Carpenter more than 20 years of broad financial experience. He has held two divisional CFO positions and has specialized experience in the areas of Treasury, Tax, Investor Relations, and Corporate Strategy. For the last ten years, Damon has been with The Goodyear Tire & Rubber Company. He most recently served as Senior Vice President of Finance for the company’s $8 billion North America division. He also led the finance groups for Goodyear’s Asia Pacific Region business unit while based in Shanghai, China and was Senior Vice President of Corporate Business Development. Earlier in his career with Goodyear, Damon served as the company’s Vice President & Treasurer. His prior experiences include positions with Delphi Corporation and General Motors.

Damon earned his Master of Science degree in Industrial Administration from Carnegie Mellon University in Pittsburgh, Pa. He holds an undergraduate degree in General Studies from the University of Michigan, Ann Arbor.

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